                                                      Registration No. ________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                                NEUROCORP, LTD.
                                ---------------
             (Exact name of registrant as specified in its charter)


                  Nevada                          87-0446395
        (State of incorporation)        (IRS Employer Identification No.)

                 150 White Plains Road, Tarrytown, New York 10591
                 ------------------------------------------------


              (Address of Registrant's Principal Executive Offices)

                          STOCK GRANT TO CONSULTANT

                 PURSUANT TO BOARD OF DIRECTORS' RESOLUTION
                 ------------------------------------------


                            Full Title of the Plan


    Dr. Turan M. Itil, Chairman        Copy to:  Peter Landau, Esquire
    150 White Plains Road                        Opton Handler Feiler & Landau
    Tarrytown, NY 10591                          52 Vanderbilt Avenue
    Telephone: 914/631-3316                      New York, NY 10017
    --------------------------------------------------------------------------

            (Name, Address and Telephone Number of Agent for Service)

                        CALCULATION OF REGISTRATION FEE

                                                                Proposed
                                            Proposed            Maximum
Title of                Amount to           Maximum             Aggregate      Amount of
Securities to           be Registered       Offering Price      Offering       Registration
be Registered                               Per Share (1)       Price (1)      Fee (2)



     Common Stock, par
value $.001 per share   50,000              $ .01               $ 500.00       $18.00

                 (1)    Estimated solely for the purpose of calculating the registration fee.

                                    PART I

       In accordance with the Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

                                   PART II

                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


       Item 3.  INFORMATION INCORPORATED BY REFERENCE.
                --------------------------------------

       There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission.

(a) The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1996, as amended (File No. 33-2205-D).

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Company's annual report on Form 10-KSB for the year ended December 31, 1996.

       All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.


       Item 4.  DESCRIPTION OF SECURITIES.
                --------------------------

       Each share of the Registrant's Common Stock is entitled to one vote per share on all matters submitted to the Registrant's stockholders for vote, consent or approval. Holders of the Common Stock are entitled to dividends out of funds legally available therefore when and if declared by the Board of Directors and to share ratably in the assets of the Registrant available to the holders of Common Stock upon any liquidation, dissolution or winding up of the Registrant. The Registrant anticipates that earnings will be retained for use in the business of the Registrant for the foreseeable future, and does not anticipate paying cash dividends in the foreseeable future.

       Holders of Common Stock are not entitled to any preemptive or similar rights upon the issuance of other securities of the Registrant.

       Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
                ---------------------------------------

       Not applicable.

       Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
                ------------------------------------------

       Section 78.751 of the Nevada General Corporation Law ("NGCL") permits indemnification of corporate directors, officers, employees and agents ("Corporate Agents") for litigation costs and expenses, judgments sustained and amounts paid in settlement as a result of their actions on a corporation's behalf if the Corporate Agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to a criminal proceeding, had no cause to believe his conduct was unlawful. A corporation is obligated to indemnify a Corporate Agent for actual and reasonable expenses incurred in successfully defending a legal claim brought against such Corporate Agent. Even if a Corporate Agent is found liable, he may be indemnified by the corporation, if its directors or officers determined that he acted in good faith and under a reasonable belief that his conduct was in, or not opposed to, the best interest of the corporation, and, in a criminal action, that he had no reasonable cause to believe that his conduct was unlawful. However, where the Corporate Agent's liability is to the corporation, indemnification under the NGCL is only allowed to the extent that the court finds that the Corporate Agent is fairly and reasonably entitled to indemnity in view of all the circumstances of the case.

       The NGCL also provides that the above outlined provisions do not exclude other provisions in a certificate or articles of incorporation or any by-law agreement or vote of stockholders or disinterested directors providing for indemnification.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


       Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.
                ------------------------------------

       Not applicable.


       Item 8.  EXHIBITS.
                --------

       Exhibit No.   Description
       ------- ---   -----------
                     4.01          Board of Directors resolution dated
                                   November 6, 1996 relating to the issuance of Common Stock registered hereby.

                     4.02          Specimen Stock Certificate for Common Stock.*

                     5.01          Opinion of James Morris Vernon, Esq.
                                   regarding legality of the shares to be issued pursuant to the Registration Statement.

                     23.01 Consent of Scarano & Lipton, P.C., independent auditors, to the incorporation by reference of such auditor's report contained in the Registrant's Report on Form l0-KSB.

                     23.02 Consent of James Morris Vernon Esq. is included in that firm's opinion filed as
                                   Exhibit 5.01 hereto.

------------

*Incorporated by reference to Registration Statement on Form SB-2, No. 333-1462, filed on February 9, 1996.


       Item 9.  UNDERTAKINGS.
                -------------

                The undersigned Registrant hereby undertakes:

       (1) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section (13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provision or arrangement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as express in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on From S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tarrytown, New York, on July 31, 1997.

(REGISTRANT)                                     NEUROCORP, LTD.


BY (SIGNATURE AND TITLE)                         /S/TURAN M. ITIL
                                                 ---------------
                                                 Turan M. Itil,
                                                 Chairman, Chief Executive
                                                 Officer and Director

                                                 Date: July 31, 1997


In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/S/TURAN M. ITIL                                /S/I. RONALD HOROWITZ
---------------                                 --------------------
Turan M. Itil                                   I. Ronald Horowitz
Chairman, Chief Executive Officer               Vice Chairman & Director
and Director
Date: July 31, 1997                             Date: July 31, 1997

/S/KURT Z. ITIL                                 /S/RICHARD KATZ
--------------                                  --------------
Kurt Z. Itil, Director                          Richard Katz, Director
Date: July 31, 1997                             Date: July 31, 1997

/S/EVELYN SOMMER                                /S/PIERRE LE BARS
----------------                                ----------------
Evelyn Sommer, Director                         Pierre Le Bars,
                                                Executive Vice President
                                                and Director
Date: July 31, 1997                             Date: July 31, 1997

/S/JOSEPH DIO GUARDI                            /S/AILEEN A. KUNITZ
-------------------                             ------------------
Joseph Dio Guardi, Director                     Aileen A. Kunitz, Vice President
                                                Director, Principal Financial
                                                Officer Principal Accounting
                                                Officer
Date: July 31, 1997                             Date: July 31, 1997

       THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
       SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES
       ACT OF 1933.


                                 NEUROCORP, LTD.
                              150 White Plains Road
                            Tarrytown, New York 10591


                                PLAN INFORMATION
                              CONSULTING AGREEMENT
                  50,000 Shares of Common Stock, $.001 Par Value

                               August      , 1997

______________________________________________________________________________

       General Information
       -------------------

       This document relates to 50,000 shares of Common Stock issued by Neurocorp, Ltd. (the "Company) to Jonathan D. Rahn (the "Consultant") pursuant to the exercise of an option to purchase 50,000 shares (the "Option") granted to the consultant in accordance with an oral Consulting Agreement (the "Agreement") between the Consultant and the Company and a resolution of the Board of Directors of the Company on November 6, 1996 (the "Board Resolution"). There are no agreements or representations of the Company with respect to issuing any additional shares or regarding any extension or renewal of the Agreement.

       The Agreement was intended to secure the services of the Consultant in compensation for which the Company agreed to issue the Option to purchase 50,000 shares of its Common Stock (the "Shares") to Consultant, and the Consultant is the only "participant" under the Agreement.

       The Option was exercised in March and Shares were issued on March 26, 1997. The exercise price was $.01 per share and the exercise price of $500.00 was paid to the Company by a personal check of Consultant.

       The Agreement is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

       The Agreement required no direct administration by the Company. Performance of the Consultant has been completed. No extension or renewal of the Agreement is contemplated, and the Shares may be sold as soon as practicable following the effectiveness of the Registration Statement of which this Prospectus is a part (the "Registration Statement").

       Additional information about the Agreement may be obtained by contacting the Company at 150 White Plains Road, Tarrytown, N.Y. 10591 (telephone 914/631-3316).

       Description of Shares
       ---------------------

       The Company has only one class of Common Stock. Each Share is entitled to one vote per share on all matters submitted to the Company's stockholders for vote, consent or approval. Holders of Shares are entitled to dividends out of funds legally available therefore, when and if declared by the Board of Directors, and to share ratably in the assets of the Company available to the holders of the Company's Common Stock upon any liquidation, dissolution or winding up of the Company. The Company anticipates that earnings will be retained for use in the business of the Company for the foreseeable future, and does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

       Holders of Common Stock are not entitled to any preemptive rights upon the issuance of other securities of the Company.

       The Company's Common Stock is traded in the "over-the-counter" market and quotations for the Common Stock are published on the OTC Bulletin Board under the trading symbol "NURC".

       Restrictions on Resale of Stock
       -------------------------------

       The Shares when sold pursuant to the Registration Statement under the Securities Act of 1933 (the "Act") will not be subject to any resale limitations imposed by the Company or the Act, provided that the Consultant is not then an affiliate of the Company. Based upon the representations furnished by the Consultant and its own records, the Company believes that the Consultant is not an affiliate of the Company.

       Federal Income Tax Matters
       --------------------------

       The following discussion is intended to point out the general federal income tax considerations applicable to individuals receiving stock under arrangements such as the Agreement. Because federal income tax law is subject to change, individual financial situations vary and state and local taxation issues may be significant, the participant should consult his own tax advisers concerning the tax consequences of the issuance of Shares to him pursuant to the Agreement.

       The issuance of Shares pursuant to the Agreement is not intended to qualify for any special treatment under the Internal Revenue Code of 1986, as amended (the "Code"). Therefore, the Consultant must include in his gross income, as ordinary income, the fair market value of the Options.

       The Company has been advised that the Consultant has recognized the receipt of income from the Options in 1995, the year in which the services called for under the Agreement were performed. For financial reporting purposes, the Company also recognized its expense connected with the issuance of the Options in 1995. The Company did not withhold any amounts from any compensation payable to the Consultant for any federal, state, local, social security or other taxes, and shall bear no responsibility for paying any such taxes or determining the amount of such taxes which may payable by the Consultant.

       The Consultant's basis in the shares for federal income tax purposes will be the fair market value of the Options when received. Upon sale or other disposition of the Shares the Consultant must, generally, report in gross income the amount by which the proceeds or amount realized from the sale or other disposition exceed his basis in the Shares sold. If the proceeds or amount realized from any sale or other disposition are less than the Consultant's basis in the shares, then the Consultant, in general, will report a loss in the year of disposition. Such income or loss will be short term capital gain (or loss) or long term capital gain (or loss), depending upon the length of time the shares were held. Under current law, if the Shares are held for not more than one year before being sold or disposed, any gain or loss will be short term, and if the shares are held for a period in excess of one year before being sold or disposed, any gain or loss will be long term.

       To the extent the Consultant recognizes a capital loss from a sale of shares, such loss may generally only be used to offset capital gains, provided that up to $3,000 of capital losses per year (in excess of capital gains) may be deducted against the Consultant's ordinary income (such as compensation). Unused capital losses may be carried forward for an unlimited number of years by noncorporate taxpayers.


       Other Available Information
       ---------------------------

       This document constitutes part of a prospectus under Section 10(a) of the Securities Act of 1933 relating to the offer and sale of the Common Stock. The Company has incorporated by reference into this Prospectus the Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's latest annual report referred to above. All of such documents are available to the Consultant without charge, upon written or oral request, to the chief financial officer of the Company at the address set forth on the first page of this document. The Company will also provide to the Consultant, without charge, upon written or oral request, all documents required to be delivered to the eligible Consultant pursuant to Rule 428~) under the Securities Act of 1933, including, without limitation, all documents constituting the Section 10(a) prospectus of which this document forms a part, the Company's annual report to security holders for its latest fiscal year; the Company's annual report on Form 10-K or 10-K SB for its latest fiscal year; and a copy of all information which has been incorporated by reference pursuant to the Registration Statement.

                                            EXHIBIT INDEX

                                                                                            Sequential

       Exhibit No.              Description                                                Page Number
       -----------              -----------                                                -----------
       4.01               Board of Directors resolution dated November 6, 1996
                          relating to the issuance of Common Stock registered hereby.                6

       4.02               Specimen Stock Certificate for Common Stock.*                             --

       5.01               Opinion of James Morris Vernon, Esq. regarding legality of
                          the shares to be issued pursuant to the Registration Statement.            8

       23.01              Consent of Scarano & Lipton, P.C., independent auditors, to the incorporation by reference of such auditor's report
                          contained in the Registrant's Report on Form 10-KSB.                       10

       23.02              Consent of James Morris Vernon, Esq. is included in that firm's
                          opinion filed as Exhibit 5.01 hereto.                                      --

---------
       *   Incorporated by reference to Registration Statement on Form SB-2, Registration
       No. 333-1462 filed on February 9, 1996.

                                       5